Exhibit 2.3

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

Genmab A/S (“Genmab” or the “Company”) had the following securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”):

Title of each class	Trading symbol	Name of each exchange on which registered
American Depositary Shares, each representing one-tenth ordinary share Ordinary shares, nominal value DKK 1 per share	GMAB GMAB	The NASDAQ Global Select Market The NASDAQ Global Select Market*

* Not for trading, but only in connection with the registration of the American Depositary Shares on The NASDAQ Global Select Market.

This exhibit contains a description of the rights of (i) the holders of ordinary shares and (ii) the holders of ADSs. The following summary is subject to and qualified in its entirety by Genmab’s articles of association (the “Articles of Association”) and by applicable Danish law, particularly the Danish Companies Act (Selskabsloven) (the “DCA”). This is not a summary of all the significant provisions of the Articles of Association or of Danish law and does not purport to be complete. Capitalized terms used but not defined herein have the meanings given to them in the Company’s annual report on Form 20-F to which this description of securities registered under section 12 of the Exchange Act (the “Description of Securities”) is an exhibit and in the form of Amended and Restated Deposit Agreement (the “Deposit Agreement”), filed as Exhibit (a)(3) to Genmab’s registration statement on Form F-1 filed with the SEC on July 16, 2019.

ORDINARY SHARES

Item 9. General

Item 9.A.3 Pre-emptive rights

Denmark. As a general rule, shareholders of the Company are entitled to subscribe for new shares in proportion to their existing shareholdings in the event of a cash increase of the share capital. Such a cash increase of the share capital can be resolved by the general meeting by at least two-thirds of the votes cast as well as at least two-thirds of the share capital represented at the general meeting.

However, in the below-mentioned scenarios, the general meeting may resolve to depart from the shareholders’ right to proportionate subscription if the following voting requirements are met:

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two-thirds majority requirement: if the new shares issued in connection with the capital increase are subscribed for at market price for the benefit of some of the existing shareholders, the above-mentioned two-thirds majority requirement applies;

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consent requirement: if the new shares issued in connection with the capital increase are subscribed for at a discount for the benefit of some of the existing shareholders, consent from the shareholders who do not get an opportunity to participate in the capital increase must be obtained;

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two-thirds majority requirement: if the new shares issued in connection with the capital increase are subscribed for at market price for the benefit of parties other than the existing shareholders (i.e., a third party or employees of the company), the above-mentioned two-thirds majority requirement applies; and

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nine-tenths majority requirement: if the new shares issued in connection with the capital increase are subscribed for at discount for the benefit of parties other than the existing shareholders or the employees of the company, the voting requirement is at least nine-tenths of the votes cast as well as at least nine-tenths of the share capital represented at the general meeting.

The board of directors may resolve to increase Genmab’s share capital without pre-emptive subscription rights for existing shareholders pursuant to the authorizations currently in force.

Unless future issuances of new shares are registered under the Securities Act or with any authority outside Denmark, U.S. shareholders and shareholders in jurisdictions outside Denmark may be unable to exercise their pre-emptive subscription rights under U.S. securities law.

Delaware. Under the Delaware General Corporation Law, stockholders have no pre-emptive rights to subscribe for additional issues of stock or to any security convertible into such stock unless, and to the extent that, such rights are expressly provided for in the certificate of incorporation.

Item 9.A.5 Type and class of securities

The Company’s ordinary shares are listed on the Nasdaq Copenhagen and are registered under Section 12(b) of the Exchange Act in connection with the listing of the Company’s ADSs (but not for trading) and have a nominal value of DKK 1 per share. All ordinary shares are issued in registered form.

Item 9.A.6 Limitations or qualifications

Not applicable.

Item 9.A.7 Other rights

Not applicable.

Item 10.B Memorandum and articles of association

Item 10.B.3 Shareholder rights

Dividends

Denmark. Under Danish law, the distribution of ordinary and interim dividends requires the approval of a company’s shareholders at a company’s general meeting. In addition the shareholders may authorize the board of directors to distribute interim dividends. The shareholders may not resolve to the distribution of dividends in excess of the recommendation from the board of directors and Genmab may only pay out dividends from Genmab’s distributable reserves, which are defined as results from operations carried forward and reserves that are not bound by law after deduction of loss carried forward. It is possible under Danish law to pay out interim dividends. The decision to pay out interim dividends shall be accompanied by a balance sheet, and the board of directors determines whether it will be sufficient to use the statement of financial position from the annual report or if an interim statement of financial position for the period from the annual report period until the interim dividend payment shall be prepared. If interim dividends are paid out later than six months following the end of the financial year for the latest annual report, an audited interim balance sheet showing that there are sufficient funds shall always be prepared.

Delaware. Under the Delaware General Corporation Law, a Delaware corporation may pay dividends out of its surplus (the excess of net assets over capital), or in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of the capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the board of directors, without regard to their historical book value. Dividends may be paid in the form of shares, property or cash.

Voting Rights

Pursuant to the Articles of Association, each share with a nominal value of DKK 1 carries one vote at general meetings.

Denmark. Each share confers the right to cast one vote at the general meeting of shareholders, unless the Articles of Association provide otherwise. Each holder of shares may cast as many votes as it holds shares. Shares that are held by Genmab or its direct or indirect subsidiaries do not confer the right to vote.

Delaware. Under the Delaware General Corporation Law, each stockholder is entitled to one vote per share of stock, unless the certificate of incorporation provides otherwise. In addition, the certificate of incorporation may provide for cumulative voting at all elections of directors of the corporation, or at elections held under specified circumstances. Either the certificate of incorporation or the bylaws may specify the number of shares and/or the amount of other securities that must be represented at a meeting in order to constitute a quorum, but in no event can a quorum consist of less than one-third of the shares entitled to vote at a meeting.

Stockholders as of the record date for the meeting are entitled to vote at the meeting, and the board of directors may fix a record date that is no more than 60 nor less than 10 days before the date of the meeting, and if no record date is set then the record date is the close of business on the day next preceding the day on which notice is given, or if notice is waived then the record date is the close of business on the day next preceding the day on which the meeting is held. The determination of the stockholders of record entitled to notice or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, but the board of directors may fix a new record date for the adjourned meeting.

Adoption of Shareholder Resolutions

All resolutions put to the vote of shareholders at general meetings are subject to adoption by a simple majority of votes, unless the DCA or the Articles of Association prescribes other requirements.

Notice of Meeting

Denmark. According to the DCA and as implemented in the Articles of Association, general meetings in listed limited liability companies shall be convened by the board of directors with a minimum of three weeks’ notice and a maximum of five weeks’ notice. A convening notice shall also be forwarded to shareholders recorded in Genmab’s shareholders’ register who have requested such notification. There are specific requirements as to the information and documentation required to be disclosed in connection with the convening notice.

Delaware. Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting and shall specify the place, date, hour and purpose or purposes of the meeting.

Shareholder Proposals

Denmark. According to the DCA, extraordinary general meetings of shareholders will be held whenever Genmab’s board of directors or its appointed auditor requires. In addition, one or more shareholders each representing at least 5% of the registered share capital of the company may, in writing, require that a general meeting be convened. If such a demand is made, the board of directors shall convene the general meeting within two weeks thereafter (after providing three to five weeks notice).

All shareholders have the right to present proposals for adoption at the annual general meeting, provided that the proposals are submitted at least six weeks prior to the meeting. In the event that the request is made at a later date, the board of directors will determine whether the proposals were made in due time to be included on the agenda.

Delaware. Delaware law does not specifically grant stockholders the right to bring business before an annual or special meeting of stockholders. However, if a Delaware corporation is subject to the SEC’s proxy rules, a stockholder who owns at least $2,000 in market value, or 1% of the corporation’s securities entitled to vote, may propose a matter for a vote at an annual or special meeting in accordance with those rules.

Action by Written Consent

Denmark. Under Danish law, shareholders may take action and pass resolutions by written consent if such consent is unanimous. However, for a listed company, this method of adopting resolutions is generally not feasible.

Delaware. Although permitted by Delaware law, publicly listed companies do not typically permit stockholders of a corporation to take action by written consent.

Appraisal Rights

Denmark. The concept of appraisal rights does not exist under Danish law, except in connection with statutory redemption rights according to the DCA.

According to Section 73 of the DCA, a minority shareholder may require a majority shareholder that holds more than 90% of the company’s registered share capital and votes to redeem his or her shares. Similarly, a majority shareholder holding more than 90%

of the company’s share capital and votes may, according to Section 70 of the DCA, squeeze out the minority shareholders. In the event that the parties cannot agree to the redemption squeeze out price, this shall be determined by an independent evaluator appointed by the court. Additionally, there are specific regulations in Sections 249, 267, 285 and 305 of the DCA that require compensation in the event of national or cross-border mergers and demergers. Moreover, shareholders who vote against a cross-border merger or demerger are, according to Sections 286 and 306 of the DCA, entitled to have their shares redeemed.

Delaware. The Delaware General Corporation Law provides for stockholder appraisal rights, or the right to demand payment in cash of the judicially determined fair value of the stockholder’s shares, in connection with certain mergers and consolidations.

Shareholder Suits

Denmark. Under Danish law, only a company itself can bring a civil action against a third party; an individual shareholder does not have the right to bring an action on behalf of a company. However, if shareholders representing at least 10% of the share capital have opposed at a general meeting a decision to grant discharge to a member of Genmab’s board of directors or its registered managers or refrain from bringing law suits against, among other persons, a member of its board of directors or a registered manager, a shareholder may bring a derivative action on behalf of our company against, among other persons, a member of its board of directors or a registered manager. An individual shareholder may, in its own name, have an individual right to take action against such third party in the event that the cause for the liability of that third party also constitutes a negligent act directly against such individual shareholder.

Delaware. Under the Delaware General Corporation Law, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself and other similarly situated stockholders where the requirements for maintaining a class action under Delaware law have been met. A person may institute and maintain such a suit only if that person was a stockholder at the time of the transaction which is the subject of the suit. In addition, under Delaware case law, the plaintiff normally must be a stockholder at the time of the transaction that is the subject of the suit and throughout the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff in court, unless such a demand would be futile.

Inspection of Books and Records

Denmark. According to Section 150 of the DCA, a shareholder may, at the annual general meeting or at a general meeting whose agenda includes such item, request an inspection of the Company’s books regarding specific issues concerning the management of the Company or specific annual reports. If approved by shareholders with a simple majority, one or more investigators are elected. If the proposal is not approved by a simple majority but 25% of the share capital votes in favor of the proposal, then the shareholder can request the court to appoint an investigator, however, the request will only be allowed if the court finds it to be based on reasonable grounds.

Delaware. Under the Delaware General Corporation Law, any stockholder may inspect certain of the corporation’s books and records, for any proper purpose, during the corporation’s usual hours of business.

Notice Convening Annual and Extraordinary General Meetings

General meetings shall be held in the municipality of Copenhagen or in the greater Copenhagen area (Storkøbenhavn). General meetings shall be convened by the board of directors giving not less than three weeks’ and not more than five weeks’ notice. General meetings shall be announced by notification to Nasdaq Copenhagen and through publication on our website. Furthermore, all shareholders registered in Genmab’s shareholders’ register who have so requested shall be notified by letter or email. The notice shall set out the time and place for the general meeting and the issues to be considered at the general meeting. If the general meeting is to consider a proposal to amend the Articles of Association, then the notice shall specify the material content of the proposal. The notice calling the general meeting as well as other documents prepared for and in connection with the general meeting shall be prepared in English and, if decided by Genmab’s board of directors, also in Danish.

A shareholder’s right to attend general meetings and to vote is determined on the basis of the shares that the shareholder owns on the registration date which date is one week before the general meeting is held.

Any shareholder shall be entitled to attend general meetings, provided he or she has requested an admission card from our offices not later than three days prior to the relevant meeting. The admission card will be issued to the shareholders registered in our shareholders’ register. The shareholder may attend in person or be represented by proxy, and a shareholder shall be entitled to attend together with an advisor. A shareholder may vote by proxy or by mail, and a form for this use shall be made available on Genmab’s website no later than three weeks prior to the general meeting. A vote by mail must be received by Genmab not later than three days prior to the general meeting in order to be counted at the general meeting.

Extraordinary general meetings shall be held as directed by the shareholders at the general meeting, the board of directors or an auditor, or upon a written request to the board of directors by shareholders holding not less than 5% of the share capital for consideration of a specific issue. The general meeting shall be convened (after providing three to five weeks notice) within 14 days after the proper request has been received by Genmab’s board of directors.

Shareholder Identification

The EU has adopted an amendment to the shareholder rights directive, or Directive 2017/828. The amendment has been implemented in Denmark and entered into force on June 10, 2019. The main purpose of the rules is to strengthen shareholder participation in listed companies. Pursuant to these rules, Genmab may request from central security depositaries, or CSDs, depositaries and other intermediaries information about the identity of its shareholders and the number of shares, share class and date of acquisition of the shares held by its shareholders. The intermediaries will be required to transmit such requests on shareholder identification between them in order to provide Genmab with the requested information.

Redemption provisions

No shareholder shall be obliged to let his shares be redeemed in full or in part by Genmab or by any other party, except as provided in the DCA.

Rights to share in any surplus in the event of liquidation

If Genmab is liquidated, any assets remaining after payment of its debts, liquidation expenses and all of its remaining obligations will be distributed among shareholders proportionally to their shareholding in the Company.

Item 10.B.4 Changes to shareholder rights

Shareholder Vote on Certain Reorganizations

Denmark. Under Danish law, all amendments to the Articles of Association shall be approved by the general meeting of shareholders with a minimum of two-thirds of the votes cast and two-thirds of the share capital represented at the general meeting. The same applies to solvent liquidations, mergers with the company as the discontinuing entity, mergers with the company as the continuing entity if shares are issued in connection therewith and demergers. Under Danish law, it is debatable whether the shareholders must approve a decision to sell all or virtually all of the company’s business/assets.

Delaware. Under the Delaware General Corporation Law, the vote of a majority of the outstanding shares of capital stock entitled to vote thereon generally is necessary to approve a merger or consolidation or the sale of all or substantially all of the assets of a corporation. The Delaware General Corporation Law permits a corporation to include in its certificate of incorporation a provision requiring for any corporate action the vote of a larger portion of the stock or of any class or series of stock than would otherwise be required. However, under the Delaware General Corporation Law, no vote of the stockholders of a surviving corporation to a merger is needed, unless required by the certificate of incorporation, if (1) the agreement of merger does not amend in any respect the certificate of incorporation of the surviving corporation, (2) the shares of stock of the surviving corporation are not changed in the merger and (3) the number of shares of common stock of the surviving corporation into which any other shares, securities or obligations to be issued in the merger may be converted does not exceed 20% of the surviving corporation’s common stock outstanding immediately prior to the effective date of the merger. In addition, stockholders may not be entitled to vote in certain mergers with other corporations that own 90% or more of the outstanding shares of each class of stock of such corporation, but the stockholders will be entitled to appraisal rights.

Amendments to Governing Documents

Denmark. All resolutions made by the general meeting may be adopted by a simple majority of the votes, subject only to the mandatory provisions of the DCA and the Articles of Association. Resolutions concerning all amendments to the Articles of Association must be passed by two-thirds of the votes cast as well as two-thirds of the share capital represented at the general meeting. Certain resolutions, which limit a shareholder’s ownership or voting rights, are subject to approval by a nine-tenth majority of the votes cast and the share capital represented at the general meeting. Decisions to impose any or increase any obligations of the shareholders towards the company require unanimity.

Delaware. Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors.

Item 10.B.6 Limitations

There are no restrictions on the rights of non-resident or foreign shareholders to hold or exercise voting rights with respect to Genmab’s shares.

Item 10.B.7 Change in control

The Articles of Association do not contain any provisions that would have the effect of delaying, deferring or preventing a change in control of the Company and that would operate only with respect to a merger, acquisition or corporate restructuring involving the Company (or any of its subsidiaries).

Item 10.B.8 Disclosure of shareholdings

Genmab’s constitutional documents do not contain any provisions governing the ownership threshold above which shareholder ownership must be disclosed. However, pursuant to the DCA, public and private limited liability companies are required to register with the Danish Business Authority information regarding shareholders who own at least 5% of the share capital or the voting rights. Pursuant to this provision, Genmab files registrations with the Danish Public Shareholders’ Register of the Danish Business Authority. Shareholders that exceed or fall below the ownership threshold must notify Genmab, and Genmab will subsequently file the information with the Danish Business Authority. Reporting is further required upon passing or falling below thresholds of 10%, 15%, 20%, 25%, 50%, 90%, and 100% as well as one third and two thirds of the votes or the share capital. This also applies to beneficial holders of Genmab’s shares, such as holders of the ADSs.

Item 10.B.9 Differences in the law

With respect to Items 10.B.2-10.B.8, Genmab has identified in the responses above where the Danish law applicable to Genmab is significantly different from the comparable Delaware law.

Item 10.B.10 Changes in capital

The requirements imposed by the Articles of Association governing changes in capital are not more stringent than is required by law.

AMERICAN DEPOSITARY SHARES

Item 12.A Debt securities

Not applicable.

Item 12.B Warrants and Rights

Not applicable.

Item 12.C Other securities

Not applicable.

Item 12.D.1 Depositary

Deutsche Bank Trust Company Americas has been appointed as the depositary pursuant to the Deposit Agreement. The depositary’s corporate office at which the ADSs are administered and the principal executive office is located at 60 Wall Street, New York, NY 10005, USA. Danske Bank A/S has been appointed as the custodian for the depositary.

Item 12.D.2 Description of the ADSs

Genmab’s ADSs are listed on the NASDAQ Global Select Market and traded under the symbol ‘GMAB’. Each ADS represents ownership of one tenth of one ordinary share. Each ADS also represents ownership of any other securities, cash or other property which may be held by the depositary in respect of such shares.

The following is a summary of the material provisions of the Deposit Agreement. For more complete information, holders should read the Deposit Agreement in its entirety. The Deposit Agreement has been filed with the SEC as Exhibit 4.1 to the Company’s registration statement on Form F-1 filed with the SEC on July 16, 2019.

Dividends and Other Distributions

Receipt of Dividends and Other Distributions

The depositary has agreed to pay to holders of the ADSs the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. Holders will receive these distributions in proportion to the number of shares their ADSs represent as of the record date (which will be as close as practicable to the record date for Genmab’s shares) set by the depositary with respect to the ADSs.

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Cash. The depositary will convert or cause to be converted any cash dividend or other cash distribution Genmab pays on the shares or any net proceeds from the sale of any shares, rights, securities or other entitlements under the terms of the Deposit Agreement into U.S. dollars if it can do so on a practicable basis, and can transfer the U.S. dollars to the United States and will distribute promptly the amount thus received. If the depositary shall determine in its judgment that such conversions or transfers are not practical or lawful or if any government approval or license is needed and cannot be obtained at a reasonable cost within a reasonable period or otherwise sought, the Deposit Agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold or cause the custodian to hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid and such funds will be held for the respective accounts of the ADS holders. It will not invest the foreign currency and it will not be liable for any interest for the respective accounts of the ADS holders.

Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, that must be paid, will be deducted. See “Item 10—Material U.S. Federal Income Tax Considerations” and “Item 10—Material Danish Income Tax Considerations” in the annual report on Form 20-F to which this Description of Securities is an exhibit. It will distribute only whole U.S. dollars and cents and will round down fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, holders may lose some or all of the value of the distribution.

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Shares. For any shares Genmab distributes as a dividend or free distribution (such shares considered bonus shares under the DCA), either (1) the depositary will distribute additional ADSs representing such shares or (2) existing ADSs as of the applicable record date will represent rights and interests in the additional shares distributed, to the extent reasonably practicable and permissible under law, in either case, net of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The depositary will only distribute whole ADSs. It will try to sell shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. The depositary may sell a portion of the distributed shares sufficient to pay its fees and expenses and any taxes and governmental charges in connection with that distribution.

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Elective Distributions in Cash or Shares. If Genmab offers Genmab’s shareholders the option to receive dividends in either cash or shares (such shares considered bonus shares under the DCA), the depositary, after consultation with Genmab and having received timely notice as described in the Deposit Agreement of such elective distribution by Genmab, has discretion to determine to what extent such elective distribution will be made available to holders of the ADSs. Genmab must timely first instruct the depositary to make such elective distribution available to holders and furnish it with satisfactory evidence that it is legal to do so. However, the depositary could decide it is not legal or reasonably practicable to make such elective distribution available to holders. In such case, the depositary shall, on the basis of the same determination as is made in respect of the shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing shares in the same way as it does in a share distribution. The depositary is not obligated to make available to holders a method to receive the elective distribution in shares rather than in ADSs. There can be no assurance that holders will be given the opportunity to receive elective distributions on the same terms and conditions as Genmab’s shareholders.

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Rights to Purchase Additional Shares. If Genmab offers its shareholders any rights to subscribe for additional shares, the depositary shall, having received timely notice as described in the Deposit Agreement of such distribution by

Genmab, consult with Genmab, and Genmab must determine whether it is lawful and reasonably practicable to make these rights available to holders. Genmab must first instruct the depositary to make such rights available to holders and furnish the depositary with satisfactory evidence that it is legal to do so. However, if the depositary decides it is not legal or reasonably practicable to make the rights available but that it is lawful and reasonably practicable to sell the rights, the depositary will endeavor to sell the rights and, in a riskless principal capacity or otherwise, at such place and upon such terms (including public or private sale) as it may deem proper distribute the net proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, holders will receive no value for them.

If the depositary makes rights available to holders, it will establish procedures to distribute such rights and enable holders to exercise the rights upon their payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The depositary shall not be obliged to make available to holders a method to exercise such rights to subscribe for shares (rather than ADSs).

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, holders may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

There can be no assurance that holders will be given the opportunity to exercise rights on the same terms and conditions as Genmab’s shareholders or be able to exercise such rights.

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Other Distributions. Subject to receipt of timely notice, as described in the Deposit Agreement, from Genmab with the request to make any such distribution available to holders, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the Deposit Agreement, the depositary will distribute to holders anything else Genmab distributes on deposited securities by any means it may deem practicable, upon their payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. If any of the conditions above are not met, the depositary will endeavor to sell, or cause to be sold, the property Genmab distributed and distribute the net proceeds in the same way as it does with cash; or, if it is unable to sell such property, the depositary may dispose of such property in any way it deems reasonably practicable under the circumstances for nominal or no consideration, such that holders may have no rights to or arising from such property.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. Genmab has no obligation to register ADSs, shares, rights or other securities under the Securities Act. Genmab also has no obligation to take any other action to permit the distribution of ADSs, shares, rights or any other property to ADS holders. This means that holders may not receive the distributions Genmab makes on its shares or any value for them if Genmab and/or the depositary determines that it is illegal or not practicable for Genmab or the depositary to make them available to holders.

Deposit, Withdrawal and Cancellation

Cancellation

Holders may turn in their ADSs at the depositary’s corporate trust office or by providing appropriate instructions to their broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to holders or a person the holder designates at the office of the custodian. Or, at holder’s request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, to the extent permitted by law.

Interchange between Certificated ADSs and Uncertificated ADSs

Holders may surrender their certificated American depositary receipts (“ADRs”) to the depositary for the purpose of exchanging their certificated ADR for uncertificated ADSs. The depositary will cancel such certificated ADRs and will send holders a statement confirming that they are the owners of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to holders a certificated ADR evidencing those ADSs.

Voting Rights

Holders may instruct the depositary to vote the shares or other deposited securities underlying their ADSs at any meeting at which they are entitled to vote pursuant to any applicable law, the provisions of the Articles of Association, and the provisions of or governing the deposited securities. Voting instructions may be given only in respect of a number of ADSs representing an integral number of shares or other deposited securities. Otherwise, holders could exercise their right to vote directly if they withdraw the shares. However, they may not know about the meeting sufficiently enough in advance to withdraw the shares.

If Genmab asks for holders’ instructions and upon timely notice from Genmab by regular, ordinary mail delivery, or by electronic transmission, as described in the Deposit Agreement, the depositary will notify holders of the upcoming meeting at which such holders are entitled to vote pursuant to any applicable law, the provisions of Genmab’s Articles of Association, and the provisions of or governing the deposited securities, and arrange to deliver Genmab’s voting materials to such holders. The materials will include or reproduce (a) such notice of meeting or solicitation of consents or proxies; (b) a statement that the ADS holders at the close of business on the ADS record date will be entitled, subject to any applicable law, the provisions of the Articles of Association, and the provisions of or governing the deposited securities, to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the shares or other deposited securities represented by such holder’s ADSs; and (c) a brief statement as to the manner in which such instructions may be given to the depositary. Voting instructions may be given only in respect of a number of ADSs representing an integral number of shares or other deposited securities. For instructions to be valid, the depositary must receive them in writing on or before the date specified. The depositary will try, as far as practical, subject to applicable law and the provisions of the Articles of Association, to vote or to have its agents vote the shares or other deposited securities (in person or by proxy) as holders instruct. The depositary will only vote or attempt to vote as holders instruct.

A precondition for exercising any such voting rights is that the ADS holder providing voting instructions on the ADS record date remains a holder with respect to such ADSs on the record date fixed by the Company under Danish law for such meeting. By providing voting instructions to the depositary, the ADS holder is deemed to agree that it will remain as a holder of the ADSs for which it is providing voting instructions until at least the Danish record date or such other date required under applicable Danish law, and the depositary shall only be obligated to confirm the ownership of ADS holders as of the ADS record date.

Genmab cannot assure holders that they will receive the voting materials in time to ensure that they can instruct the depositary to vote the shares underlying their ADSs. In addition, there can be no assurance that ADS holders and beneficial owners generally, or any holder or beneficial owner in particular, will be given the opportunity to vote or cause the depositary or the custodian, as applicable, to vote on the same terms and conditions as Genmab’s shareholders.

The depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that holders may not be able to exercise their right to vote and they may have no recourse if the shares underlying their ADSs are not voted as they requested.

In order to give holders a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if Genmab requests the depositary to act, it will give the depositary notice of any such meeting and details concerning the matters to be voted at least 30 days in advance of the meeting date.

Reclassifications, Recapitalizations and Mergers

If Genmab:	Then:
Changes the nominal or par value of Genmab’s shares	The cash, shares or other securities received by the depositary will become deposited securities.
Reclassifies, splits up or consolidates any of the deposited securities	Each ADS will automatically represent its equal share of the new deposited securities.

Distributes securities on the shares that are not distributed to holders, or

Recapitalizes, reorganizes, merges, liquidates, sells all or substantially all of Genmab’s assets, or takes any similar action

The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask holders to surrender their outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

Amendment

Genmab may agree with the depositary to amend the Deposit Agreement and the form of ADR without their consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the Deposit Agreement, or materially prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, holders are considered, by continuing to hold their ADSs, to agree to the amendment and to be bound by the ADRs and the Deposit Agreement as amended. If any new laws are adopted which would require the Deposit Agreement to be amended in order to comply therewith, Genmab and the depositary may amend the Deposit Agreement in accordance with such laws and such amendment may become effective before notice thereof is given to ADS holders.

Termination

The depositary will terminate the Deposit Agreement if Genmab asks it to do so, in which case the depositary will give notice to holders at least 90 days prior to termination. The depositary may also terminate the Deposit Agreement if the depositary has told Genmab that it would like to resign, or if Genmab has removed the depositary, and in either case Genmab has not appointed a new depositary within 90 days. In either such case, the depositary must notify holders at least 30 days before termination.

After termination, the depositary and its agents will do the following under the Deposit Agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver shares and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. Six months or more after the date of termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the Deposit Agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. After such sale, the depositary’s only obligations will be to account for the money and other cash. After termination, Genmab shall be discharged from all obligations under the Deposit Agreement except for Genmab’s obligations to the depositary thereunder.

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. Holders may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the Company, the ADRs and the Deposit Agreement.

The depositary will maintain facilities in the Borough of Manhattan, The City of New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.

These facilities may be closed at any time or from time to time when such action is deemed necessary or advisable by the depositary in connection with the performance of its duties under the Deposit Agreement or at Genmab’s reasonable written request.

Limitations on Obligations and Liability

Limits on Genmab’s Obligations and the Obligations of the Depositary and the Custodian; Limits on Liability to Holders of ADSs

The Deposit Agreement expressly limits Genmab’s obligations and the obligations of the depositary and the custodian. It also limits Genmab’s liability and the liability of the depositary. The depositary and the custodian:

•	are only obligated to take the actions specifically set forth in the Deposit Agreement without gross negligence or willful misconduct;
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are not liable if any of Genmab or Genmab’s respective controlling persons or agents are prevented or forbidden from, or subjected to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the Deposit Agreement and any ADR, by reason of any provision of any present or future law or regulation of the United States or any state thereof, the Kingdom of Denmark or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraint, or by reason of any provision, present or future, of the Articles of Association or any provision of or governing any deposited securities, or by reason of any act of God or war or other circumstances beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, revolutions, rebellions, explosions and computer failure);

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are not liable by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement or in the Articles of Association or provisions of or governing deposited securities;

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are not liable for any action or inaction of the depositary, the custodian or Genmab or their or Genmab’s respective controlling persons or agents in reliance upon the advice of or information from legal counsel, any person presenting shares for deposit or any other person believed by it in good faith to be competent to give such advice or information;

•	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the Deposit Agreement;
•	are not liable for any special, consequential, indirect or punitive damages for any breach of the terms of the Deposit Agreement, or otherwise;
•	may rely upon any documents Genmab believes in good faith to be genuine and to have been signed or presented by the proper party;
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disclaim any liability for any action or inaction or inaction of any of Genmab or Genmab’s respective controlling persons or agents in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, holders and beneficial owners (or authorized representatives) of ADSs, or any person believed in good faith to be competent to give such advice or information; and

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disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADS.

The depositary and any of its agents also disclaim any liability (i) for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the Deposit Agreement, (ii) the failure or timeliness of any notice from Genmab, the content of any information submitted to it by Genmab for distribution to holders or for any inaccuracy of any translation thereof, (iii) any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, (iv) for any tax consequences that may result from ownership of ADSs, shares or deposited securities, or (v) for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary, provided that in connection with the issue out of which such potential liability arises the depositary performed its obligations without gross negligence or willful misconduct while it acted as depositary.

In the Deposit Agreement, Genmab agrees to indemnify the depositary under certain circumstances.

Requirements for Depositary Actions

Before the depositary will issue, deliver or register a transfer of an ADS, split-up, subdivide or combine ADSs, make a distribution on an ADS, or permit withdrawal of shares, the depositary may require:

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payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

•	satisfactory proof of the identity and genuineness of any signature or any other matters contemplated in the Deposit Agreement; and
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compliance with (A) any laws or governmental regulations relating to the execution and delivery of ADRs or ADSs or to the withdrawal or delivery of deposited securities and (B) such reasonable regulations and procedures as the depositary may establish, from time to time, consistent with the Deposit Agreement and applicable laws, including presentation of transfer documents.

The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or Genmab’s transfer books are closed or at any time if the depositary or Genmab determines that it is necessary or advisable to do so.

Holders’ Right to Receive the Shares Underlying Their ADSs

Holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

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when temporary delays arise because: (1) the depositary has closed its transfer books or Genmab has closed its transfer books; (2) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (3) Genmab is paying a dividend on its shares;

•	when holders owe money to pay fees, taxes and similar charges;
•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities, or
•	other circumstances specifically contemplated by Section I.A.(l) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time); or
•	for any other reason if the depositary or Genmab determines, in good faith, that it is necessary or advisable to prohibit withdrawals.

The depositary shall not knowingly accept for deposit under the Deposit Agreement any shares or other deposited securities required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such shares.

This right of withdrawal may not be limited by any other provision of the Deposit Agreement.